Exhibit 10.2

TIME SHARING AGREEMENT

THIS TIME SHARING AGREEMENT (the “Agreement”) is made and entered into this 28th day of January, 2009, by and between Altria Client Services Inc., with an address of 6601 West Broad Street; Richmond, VA 23230 (“Operator”) and Michael E. Szymanczyk, with an address of 6601 West Broad Street; Richmond, VA 23230 (“User”).

WITNESSETH, that

WHEREAS, Operator owns the aircraft more particularly described on Exhibit A attached hereto (collectively, the “Aircraft”);

WHEREAS, Operator employs a fully qualified flight crew to operate the Aircraft; and

WHEREAS, Operator desires to lease said Aircraft with flight crew to User and User desires to lease said Aircraft and flight crew from Operator on a time sharing basis pursuant to Section 91.501(b)(6) of the Federal Aviation Regulations (the “FARs”).

NOW THEREFORE, Operator and User declaring their intention to enter into and be bound by this Agreement, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:

1. Operator agrees to lease the Aircraft to User pursuant to the provisions of FAR 91.501(b)(6) and to provide a fully qualified flight crew for all operations on a non-continuous basis commencing on the first date set forth hereinabove and continuing unless and until terminated. Either party may terminate this Agreement by giving thirty (30) days written notice to the other party.

2. User shall pay Operator for each flight conducted under this Agreement the actual expenses of each specific flight, including the actual expense of any “deadhead” flights made for User, as authorized by FAR Part 91.501(d). The expenses authorized by FAR Part 91.501(d) include:

(a)	Fuel, oil, lubricants and other additives.
(b)	Travel expenses of the crew, including food, lodging and ground transportation.
(c)	Hangar and tie down costs away from the Aircrafts’ base of operations.
(d)	Insurance obtained for the specific flight.
(e)	Landing fees, airport taxes and similar assessments.
(f)	Customs, foreign permit and similar fees directly related to the flight.
(g)	In flight food and beverages.
(h)	Passenger ground transportation.
(i)	Flight planning and weather contract services.

In addition, User shall pay Operator for each such flight and “deadhead” flight the costs of engine maintenance, aircraft cleaning, and, if applicable, any contracted (temporary) flight crew, which cost shall not exceed 100% of the expenses listed in subparagraph (a) of this paragraph, as authorized by FAR 91.501(d).

3. User agrees to pay any federal transportation excise tax (“FET”) due on the fees set forth in paragraph 2 above. FET is currently imposed at a rate of 7.5% of the amount paid for taxable transportation, with an additional fee of $3.60 per passenger per segment. For certain international flights, the tax is instead imposed as a per passenger international facilities fee currently at the rate of $16.10 per passenger per arrival to or departure from the United States. In addition, there are special rules for flights to and from Alaska and Hawaii. The per passenger fees are periodically updated by the IRS. Operator shall include the appropriate FET amount on each invoice. Operator shall be responsible for collecting, reporting and remitting FET to the U.S. Internal Revenue Service.

4. Operator will pay all expenses related to the operation of the Aircraft when incurred. Operator will provide an invoice to User for the fees described herein within 30 days of the last flight of a particular trip. User shall pay Operator for said expenses within thirty (30) days of receipt of the invoice therefore.

5. User will provide Operator with requests for flight time and proposed flight schedules as far in advance of any given flight as possible. Requests for flight time and proposed flight schedules shall be made in compliance with Operator’s scheduling procedures. In addition to proposed schedules and flight times, User shall provide at least the following information for each proposed flight at some time prior to scheduled departure as required by Operator or Operator’s flight crew.

(a)	Proposed departure point;
(b)	Destination;
(c)	Date and time of flight;
(d)	The number and names of anticipated passengers;
(e)	Designation of each passenger’s trip purpose (personal or business);
(f)	The nature and extent of unusual luggage and/or cargo to be carried;
(g)	The date and time of a return flight, if any; and
(h)	Any other information concerning the proposed flight that may be pertinent or required by Operator or Operators flight crew.

6. Operator shall pay all expenses related to the ownership and operation of the Aircraft and shall employ, pay for and provide to User a qualified flight crew for each flight made under this Agreement.

7. Operator shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command.

8. In accordance with applicable FARs, the flight crew will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. User specifically agrees that the pilot in command, in his sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety.

9. Operator will provide such additional insurance coverage as User shall request or require; provided, however, that the cost of such additional insurance may be borne by User as set forth in paragraph 2(d) hereof.

10. User warrants that:

(a)	It will use the Aircraft for and on account of its own personal business or pleasure only, and will not use the Aircraft for the purposes of providing transportation for passengers or cargo in air commerce for compensation or hire; and

(b)	During the term of this Agreement, it will abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to their operation and use of the Aircraft by a time sharing User.

11. Neither this Agreement nor either party’s interest herein shall be assignable to any other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

12. No provision of this Agreement may be amended unless such amendment is agreed to in writing and signed by the parties.

13. Nothing herein shall be construed to create a partnership, joint venture, franchise, employer-employee relationship or to create any relationship of principal and agent.

14. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

15. TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.

(A)    ALTRIA CLIENT SERVICES INC. (“OPERATOR”) HEREBY CERTIFIES THAT THE AIRCRAFT HAVE BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.

(B)    ALTRIA CLIENT SERVICES INC. (“OPERATOR”) AGREES, CERTIFIES AND KNOWINGLY ACKNOWLEDGES THAT WHEN THE AIRCRAFT ARE OPERATED UNDER THIS AGREEMENT, IT SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT.

(C)    THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE LOCAL FLIGHT STANDARDS DISTRICT OFFICE.

(D)    OPERATOR CERTIFIES THAT IT SHALL COMPLY WITH THE TRUTH-IN-LEASING REQUIREMENTS DEFINED IN EXHIBIT B ATTACHED HERETO.

IN WITNESS WHEREOF, the parties hereto have caused the signatures of their authorized representatives to be affixed below on the day and year first above written. The persons signing below warrant their authority to sign.

Operator:		User:

ALTRIA CLIENT SERVICES INC.		MICHAEL E. SZYMANCZYK

By:	/s/ KEVIN P. BENNER	/s/ MICHAEL E. SZYMANCZYK
Name:	Kevin P. Benner
Title:	Senior Vice President, Human Resources

EXHIBIT A

Registration Number	Serial Number	Aircraft Description
N606PM	1512	2003 Gulfstream Aerospace Corporation G300 Aircraft
N608PM	1486	2002 Gulfstream Aerospace Corporation GIV-SP Aircraft

EXHIBIT B

INSTRUCTIONS FOR COMPLIANCE WITH

TRUTH IN LEASING REQUIREMENTS

1.	Mail a copy of the Agreement to the following address via certified mail, return receipt requested, immediately upon execution of the agreement (14 C.F.R. 91.23 requires that the copy be sent within twenty-four (24) hours after it is signed):

Federal Aviation Administration

Aircraft Registration Branch

ATTN: Technical Section

P.O. Box 25724

Oklahoma City, Oklahoma 73125

2.	Telephone or fax the nearest Flight Standards District Office at least forty-eight (48) hours prior to the first flight made under this Agreement.

3.	Carry a copy of the Agreement in the Aircraft at all times when the Aircraft is being operated under the Agreement.